Exhibit 99.2

SUCCESSFUL TURNAROUND PLAN LEADS AMS HEALTH SCIENCES, INC. BOARD OF DIRECTORS TO EXTEND CONTRACT OF CEO DR. JERRY GRIZZLE THROUGH JANUARY 2010

OKLAHOMA CITY (April 2, 2007) -AMS Health Sciences, Inc., (Amex: AMM - news) today announced the board of directors has extended the term of President, Chairman and Chief Executive Officer Jerry Grizzle’s employment agreement from January 25, 2008 to January 25, 2010. This action comes as Dr. Grizzle leads the Company through a successful nine-step turnaround plan that is generating positive results in financials, sales and operations.

“Since joining the Company in January 2005, Dr. Grizzle has brought much-needed fiscal discipline, management stability and aggressive marketing not only to the AMS corporate office, but also to the field of network associates,” said Robin Jacob, AMS Vice President and CFO. “Thanks to his thoughtful turnaround plan and his ability to get management and key associates on board, AMS Health Sciences has made significant strides generating positive momentum for 2007 and beyond.”

According to Stephen Jones, AMS Director, several noteworthy accomplishments during Dr. Grizzle’s initial year included:

•	moving the Heartland Cup subsidiary into discontinued operations, and in November 2005, leasing the equipment to a foam products manufacturer;
•	completing a $2.0 million financing for use in branding, packaging and marketing efforts;
•	successfully launching a new division and new products; and
•	selling non-core assets, resulting in substantial cost savings.

Dr. Grizzle was appointed President of the Company in January 2005, and named Chairman and Chief Executive Officer in February 2005. The Company executed an employment agreement with Dr. Grizzle effective January 25, 2005, which set forth an initial term expiring January 24, 2008, with two automatic one-year extensions.

“The tremendous strides made by the Company include a number of people who believe in our products and our vision to be a role model for the direct selling industry,” said Dr. Grizzle. “I am honored by this vote of confidence from the board of directors and look forward to keeping our company and our valued associates on the path to long-term success.”

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com. For more information on its new saba™ division, visit www.sabaforlife.com.